UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016 (August 19, 2016)

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Board of Governors of the Federal Reserve System notified Discover Financial Services (the “Company”) on August 19, 2016 that it has no objections to the Company’s repurchase of up to an additional $100 million of shares of the Company’s common stock through June 30, 2017. This amount is in addition to the $1.95 billion of share repurchases included in the Company’s 2016 capital plan. As previously disclosed on July 14, 2016, the Company’s Board of Directors approved a $2.5 billion share repurchase program that expires on October 31, 2017.

While the Company currently expects to increase the amount of share repurchases it plans to complete in third quarter 2016 by the additional $100 million announced today, the timing and exact amount of repurchases will be based on market conditions and other factors.

Certain statements in this filing may constitute forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s estimates, projections, expectations or beliefs at that time, and which are subject to significant risks and uncertainties that may cause actual results to differ materially. The amount and timing of any future share repurchases are subject to the discretion of the company’s board of directors and will depend upon the company’s results of operations, financial condition, cash requirements, future prospects, market conditions, capital requirements, applicable law and regulations (including federal securities laws and federal banking regulations) and other factors, and may be subject to regulatory approval or conditions. Additional factors impacting share repurchases can be found in “Business—Supervision and Regulation”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2015, which is available at the SEC’s internet site (www.sec.gov)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: August 22, 2016	By:	/s/ D. Christopher Greene
	Name:	D. Christopher Greene
	Title:	Vice President, Deputy General Counsel and Assistant Secretary